EXHIBIT  99

For Immediate Release                               Contact: John T. O'Neill
February 10, 1994                                    Telephone: 401-431-8500


                       HASBRO, INC. ANNOUNCES RECORD RESULTS
                       FOR FOURTH QUARTER AND FULL YEAR 1993

      Pawtucket, RI (February 10, 1994) -- Hasbro, Inc. (HAS:ASE) today reported its results for the fourth quarter and full year ended December 26, 1993.

      For the sixth consecutive year, the Company reported record fourth quarter levels of both net revenues and earnings. Net revenues were $932,196,000, an increase of more than 12% from the $831,336,000 of the corresponding quarter a year earlier. Net earnings, at $70,726,000, increased 8% from last year's fourth quarter record of $65,638,000. Absent the effect of the previously announced $15,500,000 pretax fourth quarter restructuring charge, net earnings increased more than 22% from those of a year ago. Earnings per share for the quarter, after the restructuring charge, increased to $.78 from $.73 in the same period a year ago. The weighted average number of shares for the quarter was 90,314,000 up from 89,671,000 in 1992.

      Net revenues and earnings for the year also reached record levels. Net revenues were $2.747 billion, up 8% from the $2.541 billion reported in 1992. For the year, net earnings were $200,004,000, or $2.22 per share. Absent the effect of the restructuring charge, full year net earnings approximated $210,000,000 or $2.33 per share, an increase of more than 15% from the $179,164,000, or $2.01 per share reported a year ago. The weighted average number of shares for 1993 was 90,031,000 compared to 89,086,000 in 1992.

      Both periods also were adversely impacted by the strengthened U.S. dollar. In constant dollars, revenues for the quarter and year would have increased approximately $140,000,000, or 17% and $313,000,000, or 12%, respectively, over comparable 1992 amounts.

      Alan G. Hassenfeld, Chairman and Chief Executive Officer, commenting on the results stated that "it sounds repetitious, but again a very strong fourth quarter has brought us to the end of another terrific year during which Hasbro remained in top form."

      "During the fourth quarter, the trends experienced during the first nine months continued to be evident. Domestically, we enjoyed another very successful quarter. Our promoted brands group was again led by Kenner, in part due to the continued enthusiasm for its Littlest Pet Shop(R) and Jurassic Park(TM) items, while Hasbro Toy, after a difficult period during the year, began to see an up-turn in several of its products, including Tonka's Talk 'N Play Fire Truck(TM) and The Real Power Tool Shop(TM). The infant and preschool units also performed better than expected. Playskool was buoyed by the success of Talking Barney(R) and many of their traditional products including Play-Doh(R) and Tinkertoy(R), while the Kid Dimension line was very well accepted by both retailers and consumers during its initial year. In the games area, Milton Bradley and Parker Brothers continued to grow, with strength shown in many of their newer items, including Don't Wake Daddy(R), Ask Zandar(TM) and Jenga(R), and in the classics such as Monopoly(R), Scrabble(R) and The Game of Life(R). Internationally, fourth quarter revenues also increased from those of a year ago. Strong performances by our Canadian, Mexican, U.K. and German units helped to offset the negative effects of the strengthened U.S. dollar and the generally weak worldwide economic conditions."

     Mr. Hassenfeld concluded, "we believe that the momentum which we have built during the second half of 1993, our strong line of continuing products, the new products being introduced at the American International Toy Fair next week and an improving international retail environment should provide us a solid base on which to build a successful 1994."



###
(Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands of Dollars and Shares Except Per Share Data)



                                 Quarter  Ended          Year  Ended
                              --------------------  ---------------------
                               Dec. 26,   Dec. 27,   Dec. 26,    Dec. 27,
                                 1993       1992       1993        1992
                               --------   --------   --------    --------
Net Revenues                  $ 932,196    831,336  2,747,176   2,541,055
Cost of Sales                   401,962    354,839  1,182,567   1,094,031
                               --------   --------  ---------   ---------
Gross Profit                    530,234    476,497  1,564,609   1,447,024
Amortization                      9,193      8,268     35,366      33,528
Royalties, Research and
 Development                     95,297     89,450    280,571     249,851
Advertising                     136,438    130,304    383,918     377,219
Selling, Distribution and
 Administrative                 148,336    135,798    498,066     461,888
Restructuring                    15,500          -     15,500           -
                               --------   --------  ---------   ---------
Operating Profit                125,470    112,677    351,188     324,538
Interest Expense                 10,155      8,567     29,814      35,891
Other (Income) Expense, Net        (368)      (759)    (3,836)     (3,729)
                               --------   --------  ---------   ---------
Earnings Before Income Taxes    115,683    104,869    325,210     292,376
Income Taxes                     44,957     39,231    125,206     113,212
                               --------   --------  ---------   ---------
Net Earnings                  $  70,726     65,638    200,004     179,164
                               ========   ========  =========   =========

Per Common Share
   Net Earnings(1)            $     .78        .73       2.22        2.01
                               ========   ========  =========   =========

   Cash Dividends Declared    $     .06        .05        .24         .20
                               ========   ========  =========   =========
Weighted Average Number of
 Shares(1)                       90,314     89,671     90,031      89,086
                               ========   ========  =========   =========


(1) Primary and fully diluted data are not shown separately as they are substantially the same.






                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Dec. 26,        Dec. 27,
                                                      1993            1992
                                                    --------        --------
                   Assets

  Cash and Temporary Investments                  $  186,254         125,953
  Accounts Receivable, Net                           720,442         638,282
  Inventories                                        250,067         217,918
  Other                                              144,372         134,776
                                                   ---------       ---------
  Total Current Assets                             1,301,135       1,116,929
  Property, Plant and Equipment, Net                 279,803         251,340
  Other Assets                                       712,080         714,497
                                                   ---------       ---------
  Total Assets                                    $2,293,018       2,082,766
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   62,242          64,174
  Payables and Accrued Liablities                    686,072         637,169
                                                   ---------       ---------
  Total Current Liabilities                          748,314         701,343
  Long-term Debt                                     200,510         206,189
  Deferred Liabilities                                67,511          69,613
                                                   ---------       ---------
  Total Liabilities                                1,016,335         977,145
  Total Shareholders' Equity                       1,276,683       1,105,621
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,293,018       2,082,766
                                                   =========       =========